Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Fourth-quarter Revenue Grew 13%;
QuickBooks Online Subscriber Growth Accelerated to 40%

Cloud Platform Strategy to Accelerate Long-term Growth;
Increases Dividend by 32%

MOUNTAIN VIEW, Calif. - Aug. 21, 2014 - Intuit Inc. (Nasdaq: INTU) announced financial results for the fourth quarter and full year of fiscal 2014, which ended July 31. The company also provided guidance for fiscal year 2015 and its longer-term outlook.
“We closed fiscal 2014 on a strong note. Overall customer growth is accelerating, active use and attach rates are increasing, and global adoption is in full swing,” said Brad Smith, Intuit’s president and chief executive officer. “We’ve reached an inflection point, as more new customers chose QuickBooks Online over QuickBooks Desktop, fueled by the success of our reimagined QuickBooks Online product experience.
“We’re fully committed to winning in the cloud, with more than 30 million Intuit customers using these offerings anywhere, anytime across a variety of devices. The benefits are clear: online experiences are better for customers, expand the total addressable market, and generate more predictable, recurring revenue streams.
“Our acceleration to subscription services and the changes to how we'll develop desktop products beginning in fiscal 2015 will result in recognizing desktop revenue over time instead of as up front license revenue, as we've historically done. This creates a transition year in fiscal 2015 for reported financial results. We fully expect fiscal 2016 results to return to double-digit top and bottom line growth,” Smith said.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

CFO Remarks
“The cloud is a better experience for our customers, and it is also better for our shareholders,” said Neil Williams, Intuit’s chief financial officer. “Delivering better products and increasing our focus on our online ecosystem will generate more customers and faster growth longer term. Bottom line, we see longer-term financial gains with online subscriptions and will measure our progress by focusing on subscriber growth and annual recurring revenue.”

Financial Highlights
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
During the fourth quarter, Intuit:

•	Delivered total company revenue of $714 million, up 13 percent.

•	Reached a key inflection point in Small Business; for the first time more new customers chose QuickBooks Online over QuickBooks Desktop.

•	Increased QuickBooks Online subscribers by 40 percent, adding approximately 60,000 customers.

•	Finished the year with 7 percent revenue growth in Consumer Tax, above the high end of guidance for the segment.

•	Accelerated adoption of QuickBooks Online subscribers outside the U.S., growing more than 150 percent to 84,000.
For the full fiscal year, Intuit:

•	Delivered total company revenue of $4.5 billion, up 8 percent, and diluted earnings per share (EPS) growth of 9 percent.

•	Ended with 683,000 QuickBooks Online customers, and more than 1 million total QuickBooks subscribers.

•	Finished the fiscal year with cash and investments of over $1.9 billion.

•	Completed 10 acquisitions, adding talent and technology across the small business and consumer ecosystems.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Business Segment Results

Small Business
Total Small Business revenue grew 12 percent for the fourth quarter and 10 percent for the year.

•	Total QuickBooks paying customers grew 6 percent in fiscal 2014, up from 4 percent.

•	Small Business Online Ecosystem annualized recurring revenue (ARR) grew 34 percent, driven by subscriber growth and improved attach rates for additional services.

•	Annualized recurring revenue (ARR) is defined as four times the most recent quarterly revenue for online offerings serving small business customers.
Small Business Online Ecosystem

•	QuickBooks Online subscribers grew 40 percent, compared to 36 percent last quarter.

•	Online payroll subscribers grew 25 percent with the attach rate improving to 19 percent from 16 percent a year ago.

•	Attach rates for payments improved to 5 percent, from 3 percent a year ago.

Consumer and Professional Tax

•	Consumer Tax revenue grew 22 percent for the fourth quarter and 7 percent for the year.

•	ProTax revenue grew 16 percent for the fourth quarter and 4 percent for the year.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Snapshot of Fourth-quarter Results

GAAP and non-GAAP fourth-quarter and full-year results include a restructuring charge of $42 million. GAAP fourth-quarter and full-year results also include a gain of $21 million related to the sale of an equity stake.

	GAAP			Non-GAAP
	Q4 FY14	Q4 FY13	Change	Q4 FY14	Q4 FY13	Change
Revenue	$714	$634	13%	$714	$634	13%
Operating Income (Loss)	$(73)	$(60)	NM	$2	$9	(78)%
EPS	$(0.14)	$(0.05)	NM	$(0.01)	$0.00	NM
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites, Intuit Financial Services, and Intuit Health as discontinued operations and to exclude their results from non-GAAP EPS.

Snapshot of FY14 Full-year Results

	GAAP			Non-GAAP
	FY14	FY13	Change	FY14	FY13	Change
Revenue	$4,506	$4,171	8%	$4,506	$4,171	8%
Operating Income	$1,298	$1,233	5%	$1,555	$1,470	6%
EPS	$3.09	$2.83	9%	$3.49	$3.20	9%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites, Intuit Financial Services, and Intuit Health as discontinued operations and to exclude their results from non-GAAP EPS.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Capital Allocation Summary

•	Intuit repurchased $152.5 million of shares in the fourth quarter; about $1.9 billion remains on the authorization.

•
The company approved a dividend of up to $1.00 per share for fiscal 2015. This represents a 32 percent increase versus last year and reflects a large and growing cash position, as well as more recurring and predictable revenue streams. The first quarterly dividend of $0.25 per share will be payable on Oct. 20.

Forward-looking Guidance
Intuit provided guidance for full fiscal year 2015 and the first quarter of fiscal 2015, which ends Oct. 31.
These results factor in the company’s strategic decisions to invest in the acceleration to cloud-based subscriptions and to improve the company’s future desktop offerings to encourage migration to online services. As a result, desktop software license revenue will be recognized as services are delivered, rather than up front.
For fiscal year 2015, the company expects:

•	Revenue of $4.275 billion to $4.375 billion, a decline of 3 percent to 5 percent.

◦
Adjusted revenue of $4.75 billion to $4.85 billion, growth of 5 percent to 8 percent. This adjusted revenue guidance takes into account the expected increase in deferred revenue due to the change in future desktop product offerings, as well as acceleration in QuickBooks Online ecosystem growth, which impacts near-term revenue growth as customers pay monthly subscription fees.

•	GAAP operating income of $800 million to $830 million.

•	Non-GAAP operating income of $1.11 billion to $1.14 billion.

•	GAAP diluted EPS of $1.70 to $1.75.

•	Non-GAAP diluted EPS of $2.45 to $2.50.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Fiscal 2015 Revenue Guidance Bridge
$ millions	Fiscal 2015 Revenue Guidance	Add Impact of Desktop Product Offering Change	Add Impact of Accelerated QuickBooks Online Growth	Adjusted Fiscal 2015 Revenue
Revenue	$4,275 - $4,375	Approx. $400	Approx. $75	$4,750 - $4,850
Revenue Growth	(5%) - (3%)	NA	NA	5% - 8%

Intuit also provided segment guidance. For fiscal year 2015, the company expects:

•
Small Business revenue decline of 3 percent to 6 percent. Adjusting for the financial impact of the acceleration in QuickBooks Online growth and the changes in future desktop product offerings, Small Business revenue would grow approximately 10 percent.

◦	QuickBooks Online subscriber growth of 35 percent to 39 percent.

•	Consumer Group revenue growth of 3 percent to 4 percent, which includes the financial impact of the changes to future Quicken desktop product offerings.

◦	Within Consumer Group, Consumer Tax revenue growth of 5 percent to 7 percent.

•	Professional Tax revenue decline of 34 percent to 37 percent. Adjusting for the financial impact of the change in future desktop product offerings, ProTax revenue would grow approximately 5 percent.

For the first quarter of fiscal 2015, Intuit expects:

•	Revenue of $620 million to $630 million.

•	GAAP operating loss of $155 million to $160 million.

•	Non-GAAP operating loss of $80 million to $85 million.

•	GAAP loss per share of $0.36 to $0.37.

•	Non-GAAP loss per share of $0.20 to $0.21.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Long-term Outlook
Looking beyond fiscal 2015, the company shared financial targets for fiscal 2017:

•	Revenue of approximately $5.8 billion, 9 percent growth on average over the next three years.

•	Non-GAAP earnings per share of approximately $5.00, compounded annual growth of 13 percent.

•	Adjusting for share-based compensation expenses and amortization of intangibles, GAAP earnings per share of approximately $4.25.

•	QuickBooks Online subscribers of approximately 2 million, an increase from 683,000 at the end of fiscal 2014, compounded annual growth rate of more than 40 percent.

Conference Call and Replay Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Aug. 21. To hear the call, dial 866-764-6260 in the United States or 973-935-8700 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1642102.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.

Intuit Reports Fourth Quarter and Full Fiscal 2014 Earnings

Founded in 1983, Intuit had revenue of $4.5 billion in its fiscal year 2014. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2015 and beyond; expectations regarding growth opportunities from connected services; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and marketing campaigns and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; the impact of acquisitions and divestitures on Intuit’s business; expectations regarding availability of our offerings; all of the statements under the headings “Q1 and Full-year FY’15 Guidance” and “Long Term Outlook”, and expectations regarding the impact of our refreshed company strategy, strategic outcomes and organization changes on Intuit’s business. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2013 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of Aug. 21, 2014 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2014	July 31, 2013	July 31, 2014	July 31, 2013
Net revenue:
Product	$271	$248	$1,522	$1,515
Service and other	443	386	2,984	2,656
Total net revenue	714	634	4,506	4,171
Costs and expenses:
Cost of revenue:
Cost of product revenue	33	28	141	130
Cost of service and other revenue	138	95	501	429
Amortization of acquired technology	8	4	26	18
Selling and marketing	259	256	1,281	1,219
Research and development	210	182	758	685
General and administrative	133	115	481	422
Amortization of other acquired intangible assets	6	14	20	35
Total costs and expenses [A]	787	694	3,208	2,938
Operating income (loss) from continuing operations	(73)	(60)	1,298	1,233
Interest expense	(7)	(7)	(31)	(30)
Interest and other income, net	23	—	31	7
Income (loss) from continuing operations before income taxes	(57)	(67)	1,298	1,210
Income tax provision (benefit) [B]	(18)	(21)	447	387
Net income (loss) from continuing operations	(39)	(46)	851	823
Net income from discontinued operations [C]	—	30	46	35
Net income (loss)	$(39)	$(16)	$897	$858

Basic net income (loss) per share from continuing operations	$(0.14)	$(0.15)	$2.99	$2.78
Basic net income per share from discontinued operations	—	0.10	0.16	0.11
Basic net income (loss) per share	$(0.14)	$(0.05)	$3.15	$2.89
Shares used in basic per share calculations	284	298	285	297

Diluted net income (loss) per share from continuing operations	$(0.14)	$(0.15)	$2.93	$2.72
Diluted net income per share from discontinued operations	—	0.10	0.16	0.11
Diluted net income (loss) per share	$(0.14)	$(0.05)	$3.09	$2.83
Shares used in diluted per share calculations	284	298	291	303

Dividends declared per common share	$0.19	$0.17	$0.76	$0.68
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2014	July 31, 2013	July 31, 2014	July 31, 2013
Cost of revenue	$2	$2	$8	$6
Selling and marketing	15	17	59	64
Research and development	20	16	66	55
General and administrative	19	16	71	59
Total share-based compensation expense from continuing operations	56	51	204	184
Discontinued operations	—	2	—	11
Total share-based compensation expense	$56	$53	$204	$195

[B]
We compute our annual provision for income taxes by applying the annual effective tax rate to income from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rate for the twelve months ended July 31, 2014 was approximately 34% and did not differ significantly from the statutory rate of 35%. Our effective tax rate for the twelve months ended July 31, 2013 was approximately 32%. Excluding a discrete tax benefit related to the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 33% and did not differ significantly from the statutory rate of 35%.

[C]
On August 1, 2013 we completed the sale of our Intuit Financial Services (IFS) business for approximately $1.025 billion in cash. We recorded a gain on the disposal of IFS of approximately $36 million, net of income taxes, in the first quarter of fiscal 2014.

On August 19, 2013 we completed the sale of our Intuit Health business for cash consideration that was not significant and recorded a loss on disposal that was offset by a related income tax benefit of approximately $14 million, resulting in a net gain on disposal of approximately $10 million in the first quarter of fiscal 2014.
On September 17, 2012 we sold our Intuit Websites business for approximately $60 million in cash and recorded a gain on disposal of approximately $32 million, net of income taxes.
We have reclassified our statements of operations for all periods presented to reflect these three businesses as discontinued operations. We have also segregated the net assets of IFS from continuing operations on our balance sheet at July 31, 2013. The net assets of Intuit Websites and Intuit Health were not significant, so we have not segregated them from continuing operations on our balance sheet at July 31, 2013. Because the cash flows of our Intuit Websites, IFS, and Intuit Health discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2014	July 31, 2013	July 31, 2014	July 31, 2013
GAAP operating income (loss)	$(73)	$(60)	$1,298	$1,233
Amortization of acquired technology	8	4	26	18
Amortization of other acquired intangible assets	6	14	20	35
Professional fees for business combinations	5	—	7	—
Share-based compensation expense	56	51	204	184
Non-GAAP operating income	$2	$9	$1,555	$1,470

GAAP net income (loss)	$(39)	$(16)	$897	$858
Amortization of acquired technology	8	4	26	18
Amortization of other acquired intangible assets	6	14	20	35
Professional fees for business combinations	5	—	7	—
Share-based compensation expense	56	51	204	184
Net gains on debt securities and other investments	(21)	—	(21)	1
Income tax effect of non-GAAP adjustments	(17)	(22)	(74)	(91)
Net income from discontinued operations	—	(30)	(46)	(35)
Non-GAAP net income (loss)	$(2)	$1	$1,013	$970

GAAP diluted net income (loss) per share	$(0.14)	$(0.05)	$3.09	$2.83
Amortization of acquired technology	0.03	0.01	0.09	0.06
Amortization of other acquired intangible assets	0.02	0.04	0.07	0.11
Professional fees for business combinations	0.02	—	0.02	—
Share-based compensation expense	0.19	0.17	0.70	0.61
Net gains on debt securities and other investments	(0.07)	—	(0.07)	—
Income tax effect of non-GAAP adjustments	(0.06)	(0.07)	(0.25)	(0.30)
Net income from discontinued operations	—	(0.10)	(0.16)	(0.11)
Non-GAAP diluted net income (loss) per share	$(0.01)	$—	$3.49	$3.20

Shares used in diluted per share calculation	284	304	291	303
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2014	July 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$849	$1,009
Investments	1,065	652
Accounts receivable, net	134	130
Income taxes receivable	35	62
Deferred income taxes	139	166
Prepaid expenses and other current assets	116	98
Current assets of discontinued operations	—	44
Current assets before funds held for customers	2,338	2,161
Funds held for customers	289	235
Total current assets	2,627	2,396

Long-term investments	31	83
Property and equipment, net	606	555
Goodwill	1,635	1,246
Acquired intangible assets, net	199	149
Other assets	109	102
Long-term assets of discontinued operations	—	955
Total assets	$5,207	$5,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$176	$137
Accrued compensation and related liabilities	278	218
Deferred revenue	526	495
Other current liabilities	168	156
Current liabilities of discontinued operations	—	39
Current liabilities before customer fund deposits	1,148	1,045
Customer fund deposits	289	235
Total current liabilities	1,437	1,280

Long-term debt	499	499
Other long-term obligations	203	167
Long-term obligations of discontinued operations	—	9
Total liabilities	2,139	1,955

Stockholders’ equity	3,068	3,531
Total liabilities and stockholders’ equity	$5,207	$5,486

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31, 2014	July 31, 2013
Cash flows from operating activities:
Net income	$897	$858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	144	166
Amortization of acquired intangible assets	53	66
Goodwill and intangible asset impairment charge	—	46
Share-based compensation expense	204	195
Pre-tax gain on sale of discontinued operations (1)	(40)	(53)
Net realized gain on sale of available-for-sale equity securities	(21)	—
Deferred income taxes	87	13
Tax benefit from share-based compensation plans	82	69
Excess tax benefit from share-based compensation plans	(82)	(69)
Other	24	19
Total adjustments	451	452
Changes in operating assets and liabilities:
Accounts receivable	(5)	12
Income taxes receivable	27	(9)
Prepaid expenses and other assets	(14)	(33)
Accounts payable	34	4
Accrued compensation and related liabilities	43	8
Deferred revenue	15	62
Other liabilities	6	12
Total changes in operating assets and liabilities	106	56
Net cash provided by operating activities	1,454	1,366
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(1,334)	(869)
Sales of available-for-sale debt securities	346	333
Maturities of available-for-sale debt securities	567	228
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(54)	55
Net change in customer fund deposits	54	(55)
Proceeds from the sale of available-for-sale equity securities	26	—
Purchases of property and equipment	(194)	(195)
Acquisitions of businesses, net of cash acquired	(471)	(17)
Acquisitions of intangible assets	(15)	(14)
Proceeds from divestiture of businesses	1,025	60
Other	(7)	(11)
Net cash used in investing activities	(57)	(485)
Cash flows from financing activities:
Net proceeds from issuance of stock under employee stock plans	165	165
Purchases of treasury stock	(1,577)	(292)
Cash dividends paid to stockholders	(220)	(203)
Excess tax benefit from share-based compensation plans	82	69
Other	(1)	(1)
Net cash used in financing activities	(1,551)	(262)
Effect of exchange rates on cash and cash equivalents	(6)	(3)
Net increase (decrease) in cash and cash equivalents	(160)	616
Cash and cash equivalents at beginning of period	1,009	393
Cash and cash equivalents at end of period	$849	$1,009

(1)
Because the cash flows of our discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses on these statements of cash flows. We have presented the effect of the gains on disposals of discontinued operations on these statements of cash flow.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending October 31, 2014
Revenue	$620	$630	$—		$620	$630
Operating loss	$(160)	$(155)	$75	[a]	$(85)	$(80)
Diluted loss per share	$(0.37)	$(0.36)	$0.16	[b]	$(0.21)	$(0.20)

Twelve Months Ending July 31, 2015
Revenue	$4,275	$4,375	$—		$4,275	$4,375
Operating income	$800	$830	$310	[c]	$1,110	$1,140
Diluted earnings per share	$1.70	$1.75	$0.75	[d]	$2.45	$2.50
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $59 million; amortization of acquired technology of approximately $10 million; and amortization of other acquired intangible assets of approximately $6 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $253 million; amortization of acquired technology of approximately $34 million; and amortization of other acquired intangible assets of approximately $23 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 21, 2014 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and related discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. During fiscal 2014 and 2013, we excluded from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes were reflected on a forecasted basis in our non-GAAP financial measures. This was consistent with how we were evaluating our operating results and planning, forecasting, and evaluating future periods during those fiscal years.

Beginning in fiscal 2015, we will use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we intend to use a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.